Exhibit 99.1

Tronox Reports Second Quarter 2021 Financial Results

Another Record Quarter for Tronox on TiO2 Volumes, Revenue, EPS, Adjusted EBITDA, and Free Cash Flow

Market Recovery Momentum Expected to Continue Despite Supply Chain and Inflation Challenges

Board Declares $0.02 Per Share Increase in Quarterly Dividend

STAMFORD, Conn., Jul. 28, 2021/PRNewswire/ --

Second Quarter 2021 Financial Highlights:
•	Record revenue of $927 million increased 4 percent sequentially, driven primarily by 5 percent higher TiO2 average selling prices and 5 percent higher zircon average selling prices
•	Income from operations of $150 million; Net income of $77 million
•	GAAP earnings per share of $0.46; Adjusted diluted EPS of $0.61 (Non-GAAP); the difference is due to second quarter debt extinguishment costs
•	Adjusted EBITDA of $237 million, in line with guidance; Adjusted EBITDA margin of 26 percent (Non-GAAP); sequential improvement driven primarily by increased TiO2 and zircon selling prices
•	TiO2 sales volumes increased 1 percent sequentially, driven by continued recovery led by North America and Europe
•	Zircon sales volumes continue to be very strong, but declined 5 percent sequentially from record first quarter levels as expected

Strong Financial Position and Cash Flow:
•	Generated a record $150 million in free cash flow in the second quarter after investing $60 million in capital expenditures
•	Continued deleveraging with debt repayments of $135 million in the second quarter and $70 million completed in July for a total of $205 million, reducing total debt to $2.8 billion

Dividend Increase and Third Quarter Outlook:

•
Board declared a quarterly dividend of $0.10 per share representing an increase in the quarterly dividend rate of $0.02 per share, equating to a $0.40 per share annual dividend, reflecting the Board’s confidence in the business model and cash flow generation capabilities

◦	The quarterly dividend will be payable on Friday, September 10, 2021, to shareholders of record of the Company’s ordinary shares at the close of business on Monday, August 9, 2021
•	TiO2 and zircon prices expected to continue to increase
•	TiO2 sales volumes expected to decline 5-10 percent sequentially from record second quarter levels, due to supplier and logistics constraints
•	Zircon sales volumes expected to remain elevated above 2019 and 2020 quarterly volume levels, benefiting from sales from inventory, though lower than second quarter 2021 levels
•
Adjusted EBITDA expected to increase to $245-$260 million despite anticipated lower sales volumes and increased production costs which will be partially offset by expected price improvements and the roll off of second quarter operational disruptions

------
Note: For the Company’s guidance with respect to third quarter 2021 Adjusted EBITDA, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company’s control or cannot be reasonably predicted.

Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide pigment, today reported its financial results for the quarter ending June 30, 2021, as follows:

Summary of Financial Results for the Quarter Ending June 30, 2021

(Millions of dollars)	Q2 2021	Q2 2020	Y-o-Y %∆	Q1 2021	Q-o-Q%∆
Revenue	$927	$578	60%	$891	4%
TiO2	740	466	59%	696	6%
Zircon	121	68	78%	123	(2)%
Feedstock and other products	66	44	50%	72	(8)%
Net Income (Loss)	77	(4)	nm	26	196%
Adjusted EBITDA	237	142	67%	225	5%
Adjusted EBITDA Margin %	26%	25%	1 pt	25%	1pt

	Y-o-Y %∆		Q-o-Q % ∆
	Volume	Price	Volume	Price
TiO2	45%	9%	1%	5%
Local Currency Basis	n/a	6%	n/a	5%
Zircon	78%	1%	(5)%	5%

2 | Pages

Tronox achieved another record quarter of TiO2 volumes and key financial metrics including revenue, EPS, Adjusted EBITDA, and free cash flow.  Second quarter revenue increased 4 percent sequentially, primarily driven by higher TiO2 and zircon average selling prices. TiO2 sales volume grew 1 percent sequentially led by growth in North America and Europe.  Increases in TiO2 selling prices in all regions resulted in a 5 percent sequential improvement globally.  Revenue from zircon sales decreased 2 percent sequentially, as improved pricing was partially offset by lower volumes, as expected.  Tronox delivered Adjusted EBITDA of $237 million, another record achievement for the company.  Adjusted EBITDA margin was 26 percent.

Commenting on these results, John D. Romano, co-chief executive officer, stated, “Jean-François and I are pleased with our solid second quarter performance, which was in line with the guidance we issued in April.  TiO2 volumes came in within the range, albeit at the low end, mainly due to supply chain challenges that limited vessel and container availability at a time when inventories were already at abnormally low seasonal levels.  We successfully implemented planned regional pricing initiatives for both TiO2 and zircon, offsetting headwinds from unfavorable foreign exchange rates, inflationary pressures, and operational disruptions that we foreshadowed on our first quarter earnings call.  This included EBITDA headwinds of $10 million from the planned maintenance shutdown of our synthetic rutile production facility and $4 million from longer than anticipated downtime at our Botlek pigment plant due to an extended supplier shutdown, as well as $5 million from unexpected downtime at our Stallingborough pigment plant due to mechanical issues, each of which will roll off in the third quarter.”

Jean-François Turgeon, co-chief executive officer, added, “We believe we are still early in the cycle.  Regional pricing initiatives are continuing across both TiO2 and zircon. Demand remains very strong driven by a recovery across all of our end markets, and we are working very hard to support the demand of our customers.  For the third quarter, we are balancing strong customer demand against our ability to deliver based on continued supplier and logistics constraints.  Taking these factors into consideration, we expect TiO2 volumes to decline 5-10 percent sequentially, which still represents growth compared to third quarter volumes in 2020, 2019, and 2018. Zircon sales volumes are expected to remain elevated above 2019 and 2020 quarterly volume levels, benefiting from sales from inventory, though lower than second quarter 2021 levels. Zircon pricing improvement in the third quarter is expected to more than offset the volume headwind.  While the operational disruptions from the second quarter will roll off, continued pressures on the cost side of the business from inflation and raw material price increases, as well as chlorine availability issues, are expected to partially offset continued price increases in the third quarter.  As a result, we anticipate Q3 2021 Adjusted EBITDA of $245-$260 million.”

3 | Pages

Mr. Romano added, “This is a critical time for Tronox.  While overcoming these various challenges, we are simultaneously focused on progressing project newTRON, our enterprise-wide cost reduction initiative that will transform our business and more than offset raw material and fixed cost inflation, enabling us to remain among the lowest cost TiO2 producers and enhance service to our customers.  Our vertically integrated business model continues to differentiate us from our competitors providing security of supply, a global footprint that we can leverage to our customers’ advantage, and co-products that contribute significant value to our portfolio.  We generated an impressive $150 million in free cash flow in the quarter and repaid approximately $200 million of debt through the end of July.  We are on a journey of transformation, and continue to deliver on our commitments to our stakeholders.  We demand a lot of our organization, and our people continue to respond.  We are grateful for the ongoing efforts of our colleagues around the world to deliver safe, quality, low-cost, sustainable tons for our customers.”

Mr. Turgeon concluded, “Producing safe, quality, low-cost, sustainable tons is a key part of our strategy and how we strive to differentiate ourselves.  Though sustainability has long been a part of everything we do at Tronox, we are improving how we disclose our progress and efforts related to our Environmental, Social, and Governance performance as it becomes an increasingly critical focus area for our stakeholders.  This week, we published our 2020 sustainability report that highlights our commitments to improvements for the future.  It provides detail on how we will align ourselves with a global warming scenario below 2° Celsius and achieve an aspirational goal of net zero greenhouse gas emissions and zero waste to external dedicated landfills by 2050.  The report also reinforces our “Journey to Zero” to achieve zero injuries, zero incidents, and zero harm.  We invite all stakeholders to review this report on our website to learn about our accomplishments to date and the aggressive goals we have set for the future.”

Financial Summary for the Quarter Ending June 30, 2021
Tronox reported revenue of $927 million for the second quarter 2021, an increase of 60 percent compared to second quarter 2020 revenues of $578 million.  Income from operations of $150 million compared to $49 million in the year-ago quarter.  Net income attributable to Tronox was $73 million, or $0.46 per diluted share, compared to a net loss attributable to Tronox of $4 million, or $0.03 per diluted share, in the year-ago quarter.  Net income attributable to Tronox in the second quarter 2021 included debt extinguishment costs that totaled $23 million or $0.14 per diluted share.  Excluding these items, adjusted net income attributable to Tronox (Non-GAAP) was $96 million, or $0.61 per diluted share.  Adjusted EBITDA of $237 million increased 67 percent compared to $142 million in the prior-year quarter.

4 | Pages

Second Quarter 2021 vs. Second Quarter 2020
•	Revenue of $927 million increased 60 percent compared to $578 million, driven largely by improved sales volumes and average selling prices across all products
•
TiO2 sales of $740 million increased 59 percent compared to $466 million; sales volumes increased 45 percent versus the year ago quarter, driven by global market recovery in all regions; selling prices improved 9 percent on a U.S. dollar basis and 6 percent on a local currency basis year over year

•	Zircon sales of $121 million increased 78 percent from $68 million; sales volumes increased 78 percent driven by global market recovery, while selling prices increased 1 percent
•	Feedstock and other product sales of $66 million increased 50 percent from $44 million in the prior year period, primarily due to an improved pig iron market
•
Adjusted EBITDA of $237 million increased 67 percent compared to $142 million, driven by increased sales volumes and prices across all products and improved production costs, partially offset by unfavorable exchange rates and the previously cited operational disruptions in the quarter

•	Selling, general and administrative (“SG&A”) expenses were $77 million compared to $80 million in the prior year period
•	Interest expense of $36 million decreased from $47 million in the year-ago quarter, due to lower debt levels and reduced interest rates as a result of the first quarter refinancing transactions

Second Quarter 2021 vs. First Quarter 2021
•	Revenue of $927 million increased 4 percent compared to $891 million, primarily due to higher TiO2 and zircon selling prices
•
TiO2 sales of $740 million increased 6 percent compared to $696 million; sales volumes increased 1 percent sequentially, led by North America and Europe; selling prices increased 5 percent sequentially on both a U.S. dollar and local currency basis

•
Zircon sales of $121 million decreased 2 percent from $123 million; sales volumes decreased 5 percent, due to reduced sales from excess inventory in the quarter, while selling prices increased 5 percent sequentially

•
Feedstock and other product sales of $66 million decreased 8 percent compared to $72 million due to timing as, despite higher pig iron selling prices, some pig iron volumes rolled into the third quarter

5 | Pages

•
Adjusted EBITDA of $237 million increased 5 percent compared to $225 million, driven primarily by higher selling prices across all products, increased TiO2 volumes, and improved production costs, partially offset by the previously cited operational disruptions in the quarter and unfavorable exchange rates

•	SG&A expenses were $77 million compared to $81 million
•	Interest expense was $36 million compared to $50 million, due to lower debt levels and reduced interest rates as a result of the first quarter refinancing transactions

Other Financial Information
•
As part of the first quarter refinancing transactions, which included a redemption of our $450 million 5.75% Senior Notes due 2025 on April 1, 2021, the Company incurred $23 million in tax adjusted debt extinguishment costs in the second quarter

•	As of June 30, 2021, total debt was $2.8 billion and debt, net of cash and cash equivalents was $2.5 billion
•	Liquidity was $767 million as of June 30, 2021, comprising cash and cash equivalents of $303 million and $464 million available under revolving credit facilities
•	In the second quarter 2021, capital expenditures were $60 million and depreciation, depletion and amortization expense was $71 million
•	Free cash flow for the quarter was $150 million

Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, July 29, 2021, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1.866.270.1533
International: +1.412.317.0797

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

6 | Pages

Conference Call Replay: Available via the internet and telephone beginning on July 29, 2021, 11:00 a.m. ET (New York), until August 4, 2021, 5:00 p.m. ET (New York)
Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
United States: +1.877.344.7529
International: +1.412.317.0088
Replay Access Code: 10158616

Upcoming Conferences
During the third quarter 2021, a member of management is scheduled to present at the following conferences:
•	Jefferies Virtual Industrials Conference, August 3, 2021
•	Credit Suisse 34th Annual Basic Materials Conference (Virtual), September 13, 2021
•	Deutsche Bank’s 29th Annual Leveraged Finance Conference (Virtual), October 4, 2021

Accompanying conference and meeting materials will be available at http://investor.tronox.com

About Tronox
Tronox Holdings plc is one of the world’s leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals; and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

7 | Pages

Cautionary Statement about Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance including the effects of the COVID-19 pandemic and anticipated synergies based on our growth and other strategies, anticipated completion of extensions and upgrades to our mining and operations, anticipated trends in our business, and anticipated costs and benefits of project newTRON. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual synergies, or achievements to differ materially from the results, level of activity, performance, anticipated synergies or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions related to the COVID-19 pandemic, market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, including as a result of the COVID-19 pandemic, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

8 | Pages

Use of Non-GAAP Information

To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net loss attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company’s results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company’s financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057
Investor Contact: Jennifer Guenther
+1.646.960.6598

9 | Pages

TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$927	$578	$1,818	$1,300
Cost of goods sold	700	449	1,385	996
Gross profit	227	129	433	304
Selling, general and administrative expenses	77	80	158	174
Restructuring	-	-	-	2
Income from operations	150	49	275	128
Interest expense	(36)	(47)	(86)	(92)
Interest income	2	2	3	5
Loss on extinguishment of debt	(23)	-	(57)	-
Other income (expense), net	4	2	(6)	11
Income before income taxes	97	6	129	52
Income tax provision	(20)	(10)	(26)	(16)
Net income (loss)	77	(4)	103	36
Net income attributable to noncontrolling interest	4	-	11	8
Net income (loss) attributable to Tronox Holdings plc	$73	$(4)	$92	$28

Earnings (loss) per share:
Basic	$0.47	$(0.03)	$0.61	$0.19
Diluted	$0.46	$(0.03)	$0.59	$0.19

Weighted average shares outstanding, basic (in thousands)	153,557	143,465	150,361	143,080
Weighted average shares outstanding, diluted (in thousands)	158,959	143,465	156,335	143,644

Other Operating Data:
Capital expenditures	60	44	118	82
Depreciation, depletion and amortization expense	71	72	155	143

10 | Pages

TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME
ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income (loss) attributable to Tronox Holdings plc (U.S. GAAP)	$73	$(4)	$92	$28
Transaction costs (a)	-	4	18	4
Restructuring (b)	-	-	-	2
Integration costs (c)	-	3	-	10
Loss on extinguishment of debt (d)	23	-	49	-
Gain on asset sale (e)	-	-	(2)	-
Costs associated with former CEO retirement (f)	-	-	3	-
Costs associated with Exxaro deal (g)	-	-	1	-
Tax valuation allowance (h)	-	2	-	2
Other (i)	-	-	1	-
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$96	$5	$162	$46

Diluted net income (loss) per share (U.S. GAAP)	$0.46	$(0.03)	$0.59	$0.19

Transaction costs, per share	-	0.03	0.12	0.03
Restructuring, per share	-	-	-	0.01
Integration costs, per share	-	0.02	-	0.07
Loss on extinguishment of debt, per share	0.14	-	0.31	-
Gain on asset sale, per share	-	-	(0.01)	-
Costs associated with former CEO retirement, per share	-	-	0.02	-
Costs associated with Exxaro deal, per share	-	-	0.01	-
Tax valuation allowance, per share	-	0.01	-	0.01
Other, per share	-	-	0.01	-
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$0.61	$0.03	$1.04	$0.31

Weighted average shares outstanding, diluted (in thousands)	158,959	143,754	156,335	143,644

(1) Only the restructuring, integration costs and loss on extinguishment of debt amounts have been tax impacted.  No income tax impacts have been given to other items as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(a) Represents breakage fee and other costs associated with termination of TTI Transaction which were primarily recorded in “Other income (expense)” in the unaudited Condensed Consolidated Statements of Operations.
(b) Represents amounts for employee-related costs, including severance, net of tax.
(c) Represents Integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Operations, net of tax.
(d) Represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026, 4) termination of its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029 and 5) certain discretionary prepayments made primarily on our new term loan in the US.
(e) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in “Cost of goods sold” in the unaudited Condensed Consolidated Statement of Operations.
(f) Represents costs associated with the retirement agreement of the former CEO, which includes $2 million for the acceleration of stock based compensation, which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Operations.
(g) Represents costs associated with the Exxaro flip-in transaction which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Operations.
(h) Represents the valuation allowance established against the deferred tax assets within our Saudi Arabia jurisdiction.
(i) Represents other activity not representative of ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
 (UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$303	$619
Restricted cash	4	29
Accounts receivable (net of allowance for credit losses of $4 million and $5 million as of June 30, 2021 and December 31, 2020, respectively)	681	540
Inventories, net	1,020	1,137
Prepaid and other assets	171	200
Income taxes receivable	6	4
Total current assets	2,185	2,529

Noncurrent Assets
Property, plant and equipment, net	1,732	1,759
Mineral leaseholds, net	795	803
Intangible assets, net	206	201
Lease right of use assets, net	69	81
Deferred tax assets	1,013	1,020
Other long-term assets	182	175
Total assets	$6,182	$6,568

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$375	$356
Accrued liabilities	334	350
Short-term lease liabilities	41	39
Long-term debt due within one year	34	58
Income taxes payable	9	2
Total current liabilities	793	805

Noncurrent Liabilities
Long-term debt, net	2,804	3,263
Pension and postretirement healthcare benefits	144	146
Asset retirement obligations	163	157
Environmental liabilities	66	67
Long-term lease liabilities	25	41
Deferred tax liabilities	177	176
Other long-term liabilities	34	42
Total liabilities	4,206	4,697

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 153,588,540 shares issued and outstanding at June 30, 2021 and 143,557,479 shares issued and outstanding at December 31, 2020	2	1
Capital in excess of par value	2,047	1,873
Retained earnings	501	434
Accumulated other comprehensive loss	(628)	(610)
Total Tronox Holdings plc shareholders’ equity	1,922	1,698
Noncontrolling interest	54	173
Total equity	1,976	1,871
Total liabilities and equity	$6,182	$6,568

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (UNAUDITED)
(Millions of U.S. dollars)

	Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net income	$103	$36
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	155	143
Deferred income taxes	2	6
Share-based compensation expense	16	11
Amortization of deferred debt issuance costs and discount on debt	5	5
Loss on extinguishment of debt	57	-
Other non-cash items affecting net income	24	31
Changes in assets and liabilities:
Decrease (increase) in accounts receivable, net of allowance for credit losses	(140)	25
Decrease (increase) in inventories, net	110	(117)
Decrease (increase) in prepaid and other assets	28	(18)
Increase (decrease) in accounts payable and accrued liabilities	17	(16)
Net changes in income tax payables and receivables	4	(3)
Changes in other non-current assets and liabilities	(36)	(31)
Cash provided by operating activities	345	72

Cash Flows from Investing Activities:
Capital expenditures	(118)	(82)
Insurance proceeds	1	1
Loans	-	(12)
Proceeds from sale of assets	1	1
Cash used in investing activities	(116)	(92)

Cash Flows from Financing Activities:
Repayments of long-term debt	(2,846)	(15)
Proceeds from long-term debt	2,375	500
Proceeds from short-term debt	-	13
Call premium paid	(40)	-
Debt issuance costs	(34)	(9)
Proceeds from the exercise of options	3	-
Dividends paid	(28)	(20)
Restricted stock and performance-based shares settled in cash for withholding taxes	(3)	(3)
Cash (used in) provided by financing activities	(573)	466

Effects of exchange rate changes on cash and cash equivalents and restricted cash	3	(8)

Net (decrease) increase in cash, cash equivalents and restricted cash	(341)	438
Cash, cash equivalents and restricted cash at beginning of period	648	311
Cash, cash equivalents and restricted cash at end of period	$307	$749

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
 (UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net income (loss) (U.S. GAAP)	$77	$(4)	$103	$36
Interest expense	36	47	86	92
Interest income	(2)	(2)	(3)	(5)
Income tax provision	20	10	26	16
Depreciation, depletion and amortization expense	71	72	155	143
EBITDA (non-U.S. GAAP)	202	123	367	282
Share-based compensation (a)	7	2	16	11
Transaction costs (b)	-	4	18	4
Restructuring (c)	-	-	-	2
Integration costs (d)	-	3	-	10
Loss on extinguishment of debt (e)	23	-	57	-
Costs associated with former CEO retirement (f)	-	-	1	-
Gain on asset sale (g)	-	-	(2)	-
Foreign currency remeasurement (h)	-	2	(4)	(8)
Costs associated with Exxaro deal (i)	-	-	1	-
Other items (j)	5	8	8	14
Adjusted EBITDA (non-U.S. GAAP)	$237	$142	$462	$315

(a) Represents non-cash share-based compensation.
(b) Represents breakage fee and other costs associated with termination of TTI Transaction which were primarily recorded in “Other income (expense)” in the unaudited Condensed Consolidated Statements of Operations.
(c) Represents amounts for employee-related costs, including severance.
(d) Represents integration costs associated with the Cristal acquisition after the acquisition which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Operations.
(e) Represents the loss in connection with the following: 1) termination of its Wells Fargo Revolver, 2) amendment and restatement of its term loan facility including the new revolving credit facility, 3) termination of its Senior Notes due 2026 and its Senior Notes due 2025, 4) issuance of its Senior Notes due 2029 and 5) voluntary prepayments made on the New Term Loan Facility.
(f) Represents costs, excluding share-based compensation, associated with the retirement agreement of the former CEO which were recorded in “Selling, general and administrative expenses” in the unaudited Condensed Consolidated Statements of Operations. The $2 million of share based compensation expense associated with the former CEO is included in the total share-based compensation amount of $16 million in the table above.
(g) Represents the gain on European Union carbon credits sold in March 2021 which were recorded in “Cost of goods sold” in the unaudited Condensed Consolidated Statement of Operations.
(h) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Operations.
(i) Represents costs associated associated with the Exxaro flip-in transaction which are included in “Selling, general and administrative expenses” in the unaudited Condensed Consoldiated Statements of Operations.
(j) Includes noncash pension and postretirement costs, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Operations.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the six months ended June 30, 2021:

Consolidated
Cash provided by operating activities	$345
Capital expenditures	(118)
Free cash flow (non-U.S. GAAP)	$227

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